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                                   EXHIBIT 11
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                          Three months ended March 31,
                                                                             1996               1997
                                                                          ---------          ---------
Actual Weighted Average Shares Outstanding for the Period
Dilutive Effects of Stock Options and Warrants Using Average              6,244,673          5,932,176
    Market Price                                                            268,608       Antidilutive
                                                                        -----------       ------------
Total Shares Based on Shares Outstanding and the
    Assumption that All Share Equivalents Are Exercised at
    Average Stock Market Price                                            6,513,281          5,932,176
Additional Dilutive Effect of Stock Options and Warrants Being
    Exercised Using Ending Market Price                                          --                 --
                                                                        -----------        -----------
Total Shares Based on Shares Outstanding and the
    Assumption That All Stock Options and Warrants are
    Exercised at Ending Market Price                                      6,513,281          5,932,176
                                                                        ===========        ===========

Net Income (Loss) Applicable to Fully Diluted Earnings Per Share        $   206,912        $  (652,075)
                                                                        ===========        ===========

Fully Diluted Net Income (Loss) Per Share                               $       .03        $      (.11)
                                                                        ===========        ===========








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